Exhibit (a)(5)(C)

RPX and HGGC Receive US and German Antitrust Clearances

SAN FRANCISCO and PALO ALTO, Calif., May 30, 2018 — RPX Corporation (NASDAQ: RPXC) (“RPX”) and HGGC, LLC (“HGGC”) today announced that they have received clearance from the German Federal Cartel Office in connection with the previously-announced tender offer by HGGC’s affiliate, Riptide Purchaser, Inc., to purchase all outstanding shares of RPX’s common stock at a purchase price of $10.50 per share, net to the seller in cash, subject to reduction for any applicable withholding taxes in respect thereof, without interest.

As previously disclosed, on May 21, 2018, the United States Federal Trade Commission granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

Riptide Purchaser, Inc. commenced the tender offer on May 21, 2018. The tender offer and withdrawal rights are scheduled to expire at one minute after 11:59 p.m., New York City time, on June 18, 2018, unless extended or earlier terminated in accordance with the terms of the merger agreement by and among RPX, Riptide Purchaser, Inc. and Riptide Parent, LLC. The transaction remains subject to a minimum tender condition and other closing conditions described in the Schedule TO filed on May 21, 2018, as amended, by Riptide Purchaser, Inc. and in the Schedule 14D-9 filed on May 21, 2018, as amended, by RPX and is expected to close in the second quarter of 2018.

About RPX

RPX (NASDAQ: RPXC) is the leading provider of patent risk and discovery management solutions. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company’s pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of March 31, 2018, RPX had invested over $2.4 billion to acquire more than 26,000 US and international patent assets and rights on behalf approximately 320 clients in eight key sectors: automotive, consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

RPX subsidiary Inventus is a leading international discovery management provider focused on reducing the costs and risks associated with the discovery process through the effective use of technology solutions. Inventus has been providing litigation support services to corporate legal departments, law firms and government agencies since 1991.

About HGGC

HGGC is a leading middle-market private equity firm with $4.3 billion in cumulative capital commitments. Based in Palo Alto, Calif., HGGC is distinguished by its “Advantaged Investing” approach that enables the firm to source and acquire scalable businesses at attractive multiples through partnerships with management teams, founders and sponsors who reinvest alongside HGGC, creating a strong alignment of interests. Over its history, HGGC has completed over 90 platform investments, add-on acquisitions, recapitalizations and liquidity events with an aggregate transaction value of more than $17 billion. More information is available at www.hggc.com.

Notice to Investors

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of RPX’s common stock or any other securities.

The solicitation and the offer to purchase shares of RPX’s common stock described in this press release has been made only pursuant to the offer to purchase, letter of transmittal and related materials that HGGC has filed on Schedule TO with the SEC, in each case, as amended from time to time. In addition, RPX has filed its recommendation of the tender offer on Schedule 14D-9 with the SEC. Additionally, RPX and HGGC have filed and will file other relevant materials in connection with the proposed acquisition of RPX by HGGC pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF RPX ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISION WITH RESPECT TO TENDERING THEIR SHARES IN THE TENDER OFFER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at https://www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by RPX under the investor relations section of RPX’s website at https://www.rpxcorp.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including, without limitation, the statements made with respect to the tender offer and related transactions, including the benefits expected from the acquisition and the expected timing of the completion of the transaction. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,”

“estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These statements reflect current views concerning future events, including the planned completion of the tender offer and the merger, and are based on a number of assumptions that could ultimately prove inaccurate. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to RPX’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of RPX. Among others, the following factors could cause actual results to differ materially from those set forth in the forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many RPX stockholders will tender their shares of RPX common stock in the tender offer; (iii) the possibility that competing offers will be made, (iv) the possibility that various closing conditions for the transaction may not be satisfied or waived; (v) the risk that the merger agreement may be terminated in circumstances requiring RPX to pay a termination fee; (vi) risks related to obtaining the requisite consents to the tender offer and the merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated; (vii) the possibility that the transaction may not be timely completed, if at all; (viii) the risk that, prior to the completion of the transaction, if at all, RPX’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; (ix) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; and (x) the risks and uncertainties pertaining to RPX’s business, including those detailed under “Risk Factors” and elsewhere in RPX’s public periodic filings with the SEC, as well as the tender offer materials filed by Purchaser and the Solicitation/Recommendation Statement filed by RPX in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in RPX’s SEC reports, including, without limitation, the risks described in RPX’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, as amended, and in RPX’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2018, each of which is on file with the SEC, and in any subsequent periodic reports of RPX. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and RPX undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Contacts

For RPX:

Investor Contact:

JoAnn Horne

Market Street Partners

415-445-3233

ir@rpxcorp.com

Media Contact:

Jen Costa

RPX Corporation

415-852-3180

media@rpxcorp.com

For HGGC:

Gabriel Ross

Stanton

646-502-3576

Gross@StantonPRM.com

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